Farmer Mac Reports Third Quarter 2018 Results
Earnings Growth Over 30% Year-Over-Year
WASHINGTON, November 8, 2018 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the fiscal quarter ended September 30, 2018, which included $15.7 million in net new business volume growth. Farmer Mac's net income attributable to common stockholders for third quarter 2018 was $26.5 million ($2.46 per diluted common share), compared to $26.3 million ($2.45 per diluted common share) in second quarter 2018 and $18.5 million ($1.71 per diluted common share) in third quarter 2017. Farmer Mac's third quarter 2018 core earnings, a non-GAAP measure, were $22.4 million ($2.08 per diluted common share), compared to $19.4 million ($1.80 per diluted common share) in second quarter 2018 and $16.8 million ($1.55 per diluted common share) in third quarter 2017.
"Over the last few weeks, I have had the opportunity to meet with the members of the Farmer Mac management team and Board of Directors and I am impressed by the caliber, energy, and commitment of the people that are part of this mission-driven organization," said President and Chief Executive Officer Brad Nordholm. "As our third quarter 2018 results demonstrate, Farmer Mac is healthy, growing, and positioned to be a central and strategic leader in rural finance. As I begin my tenure as CEO, I do so with great confidence in our team, our mission, and the credit and asset liability management discipline that is the foundation of our success."
Earnings
Farmer Mac's net income attributable to common stockholders for third quarter 2018 was $26.5 million ($2.46 per diluted common share), compared to $26.3 million ($2.45 per diluted common share) in second quarter 2018 and $18.5 million ($1.71 per diluted common share) in third quarter 2017.
The $0.2 million sequential increase in net income attributable to common stockholders was primarily attributable to: (1) a $0.9 million after-tax increase in net interest income, primarily due to the absence of the $1.6 million after-tax premium amortization that occurred in second quarter 2018 resulting from the prepayment of an interest-only security in Farmer Mac's investment portfolio (the "Interest-Only Amortization"); and (2) a $0.8 million after-tax decrease in operating expenses. The decrease in operating expenses was primarily due to a $0.3 million after-tax decrease in hiring expenses (including expenses related to the search for Farmer Mac's President and Chief Executive Officer) and a $0.3 million after-tax decrease in servicing advances. Servicing advances are potentially recoverable expenses paid by Farmer Mac on behalf of borrowers on delinquent loans for items such as legal fees, appraisal fees, insurance, and taxes to protect Farmer Mac's interest in the collateral underlying a mortgage loan. Also contributing to the sequential increase in net income available to common stockholders was a $0.5 million after-tax decrease in the net provision for the total allowance for losses. The sequential increase was offset in part by: (1) a $1.5 million after-tax decrease in gains in fair value of financial derivatives and hedging activities; and (2) a $0.6 million increase in income tax expense.
The $8.0 million year-over-year increase in net income attributable to common stockholders was driven by: (1) an increase of $4.3 million after tax in net interest income; and (2) a $4.6 million decrease in income tax expense as a result of the lower federal corporate income tax rate in 2018 compared to 2017. The year-over-year increase was offset in part by a $1.0 million after-tax increase in operating expenses in third quarter 2018, primarily attributable to higher compensation and employee benefits expenses and higher general and administrative ("G&A") expenses.
Farmer Mac's non-GAAP core earnings for third quarter 2018 were $22.4 million ($2.08 per diluted common share), compared to $19.4 million ($1.80 per diluted common share) in second quarter 2018 and $16.8 million ($1.55 per diluted common share) in third quarter 2017.
The $3.0 million sequential increase in core earnings was primarily attributable to: (1) a $2.3 million after-tax increase in net effective spread, resulting from the absence in third quarter 2018 of the $1.6 million after-tax impact of the Interest-Only Amortization that occurred in second quarter 2018; (2) a $0.8 million after-tax decrease in operating expenses, primarily attributable to a decrease in G&A expenses, including hiring expenses and servicing advances, and a decrease in compensation and benefits expenses, which are generally higher during second quarter due to payments of employee incentive compensation; and (3) a $0.4 million after-tax decrease in credit-related expenses due to a $2 thousand after-tax release from the total allowance for losses in third quarter 2018 compared to a provision for the total allowance for losses of $0.5 million after-tax in second quarter 2018. The sequential increase in core earnings was partially offset by a $0.5 million decrease in tax benefits primarily related to share-based compensation recognized from exercises of equity-based awards.
The $5.6 million year-over-year increase in core earnings was primarily attributable to: (1) a $2.4 million after-tax increase in net effective spread; and (2) a $4.2 million decrease in income tax expense attributable to the lower federal corporate income tax rate. The year-over-year increase in core earnings was offset in part by the $1.0 million after-tax increase in operating expenses described above. This increase in operating expenses was primarily attributable to: (1) continued technology and business infrastructure investments; (2) an increase in headcount; and (3) new leases for office space entered into during late 2017.

See "Use of Non-GAAP Measures" below for more information about core earnings, core earnings per share, and net effective spread and for reconciliations of the comparable GAAP measures to these non-GAAP measures.
Business Volume Highlights
During third quarter 2018, Farmer Mac added $1.5 billion of gross new business volume, compared to $0.9 billion in third quarter 2017. Specifically, Farmer Mac:

•	purchased $786.0 million of AgVantage securities;

•	renewed a $300.0 million revolving floating rate AgVantage facility;

•	purchased $192.6 million of newly originated Farm & Ranch loans;

•	purchased $90.0 million of USDA Securities;

•	added $64.1 million of Farm & Ranch loans under LTSPCs; and

•	issued $26.3 million of Farmer Mac Guaranteed USDA Securities.
After $1.4 billion of maturities and principal paydowns on existing business during third quarter 2018, Farmer Mac's outstanding business volume increased by $15.7 million from June 30, 2018 to $19.5 billion as of September 30, 2018. This increase was driven by net growth of $53.1 million in the USDA Guarantees line of business, $47.3 million in net new Institutional Credit business from financial fund counterparties, and net growth of $41.7 million in Farm & Ranch loan purchases. Farmer Mac refinanced all of its AgVantage securities maturing during third quarter 2018, which included an early refinance of a $50.0 million AgVantage security that matured in third quarter 2018 but which was refinanced in second quarter 2018.
Although Farmer Mac experienced net growth in some of its lines of business during third quarter 2018, several factors combined to reduce overall net growth. Specifically, within the Institutional Credit line of business, three factors contributed to reducing overall net growth: (1) an early refinance of a $50.0 million AgVantage security in second quarter 2018 that matured in third quarter 2018; (2) the quarterly amortization of $14.0 million on another AgVantage security; and (3) a $9.8 million prepayment on a Farm Equity AgVantage security. The Farm Equity AgVantage security prepaid upon the sale of the underlying asset, as the counterparty's limited life fund that held the asset is nearing its maturity date and selling assets to return capital to its investors. Another factor reducing overall net growth this quarter was a $37.4 million net decrease in Farmer Mac's Rural Utilities line of business due to loan repayments. The last factor that contributed to reducing overall net growth was a $15.0 million net decrease in Farm & Ranch LTSPCs, as repayments exceeded new business volume.
Within the Institutional Credit line of business, while outstanding business volume experienced a net decrease of $26.6 million in third quarter 2018 as compared to second quarter 2018 primarily due to the aforementioned early refinance of the $50.0 million AgVantage security, Farmer Mac was able to successfully refinance all of its third quarter 2018 scheduled maturities. Specifically, Farmer Mac refinanced $650.0 million of maturing on-balance sheet AgVantage securities and a $300.0 million off-balance sheet AgVantage facility. The purchases in Farmer Mac's Institutional Credit line of business during third quarter 2018 included refinancing purchases of AgVantage securities in the amounts of $275.0 million from MetLife, $250.0 million from National Rural Utilities Cooperative Finance Corporation ("CFC"), and $125.0 million from Rabo Agrifinance, Inc. ("Rabo"). The counterparties in these transactions used the funds to repay AgVantage securities that matured in third quarter 2018. Farmer Mac also purchased a new AgVantage security in the amount of $25.0 million from Rabo. Farmer Mac committed to the new $300.0 million revolving floating rate AgVantage facility with CFC to replace a similar facility that expired during third quarter 2018. Farmer Mac receives a fixed fee based on the full dollar amount of this facility. If CFC draws on this facility, the amounts drawn will be in the form of on-balance sheet AgVantage securities, and Farmer Mac will earn interest income on those securities.
During third quarter 2018 and throughout this year, Farmer Mac's gross purchases of Farm & Ranch loans and USDA Securities have decreased compared to the prior year, which Farmer Mac believes is due to several factors. In the Farm & Ranch line of business, Farmer Mac has seen far fewer opportunities in 2018 to purchase large loans that are over $15.0 million compared to 2017. Farmer Mac believes that this could be due to a fewer number of eligible borrowers that are able to secure financing of that size, as well as potentially increased pricing competition for the highest credit quality borrowers of these larger loans. The decrease in purchases in the USDA Guarantees line of business reflects increased competition, fewer refinances due to higher interest rates, and potentially lower loan volume being processed through USDA. However, Farmer Mac does not believe that this indicates a decrease in borrower demand for USDA agricultural loans. While gross loan purchase volumes are down in both the Farm & Ranch and USDA Guarantees lines of business, year-over-year net outstanding business volume growth has remained in the high single-digit to double-digit range throughout 2018. Contributing to these net growth rates is the significant slowdown during 2018 of prepayments on loans in these lines of business, as a higher interest rate and lower farm income environment appears to have reduced borrowers' incentive to prepay. Farmer Mac's net agricultural mortgage loan growth rate compares favorably to the year-over-year growth rate of the total agricultural mortgage loan market of approximately 5.1 percent through June 2018, based upon a review of bank and Farm Credit System call report data.
Spreads

Net interest income was $45.1 million for third quarter 2018, compared to $43.9 million for second quarter 2018 and $39.6 million for third quarter 2017. The overall net interest yield was 0.99 percent for third quarter 2018, compared to 0.96 percent for second quarter 2018 and 0.92 percent for third quarter 2017.
The $1.2 million sequential increase in net interest income was primarily attributable to: (1) the absence in third quarter 2018 of the Interest-Only Amortization that occurred in second quarter 2018; and (2) the effect of an increase in short-term interest rates on assets and liabilities indexed to LIBOR due to the Federal Reserve's decisions since December 2017 to raise the target range for the federal funds rate. This effect on net interest income occurred because interest expense used to calculate net interest income does not include all the funding expenses related to these assets, specifically the expense on financial derivatives not designated in hedge relationships. Another factor contributing to the sequential increase in net interest income was an increase in the amount of cash basis interest income recognized on non-accrual Farm & Ranch loans. The increase in net interest income was offset in part by an increase in net yield adjustments related to amortizations of premiums and discounts on assets consolidated at fair value. The 3 basis point sequential increase in net interest yield was primarily attributable to the absence of the Interest-Only Amortization in third quarter 2018, which had a 4 basis point negative impact in second quarter 2018.
The $5.5 million year-over-year increase in net interest income was primarily attributable to net growth in on-balance sheet AgVantage securities, Farm & Ranch loans, and USDA Securities. Also contributing to the increase was the effect of an increase in short-term interest rates on assets and liabilities indexed to LIBOR. As noted above, the effect on net interest income occurred because interest expense does not include the expense on financial derivatives not designated in hedge relationships. Also contributing to the year-over-year increase in net interest income were the fair value changes on financial derivatives and corresponding financial assets and liabilities in fair value hedge relationships. Effective first quarter 2018, Farmer Mac adopted Accounting Standard Update ("ASU") 2017-12, "Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities." The new accounting guidance requires the changes in the fair value of both the financial derivative designated in a fair value hedge relationship and the corresponding hedged item to be recorded in the same line item in Farmer Mac's consolidated statements of operations. Thus, Farmer Mac recognizes changes in fair value of both the financial derivatives and corresponding hedged items within net interest income in its consolidated statements of operations. Prior to first quarter 2018, changes in the fair value of financial derivatives designated in a fair value hedge relationship were recognized in "Gains/(losses) on financial derivatives and hedging activities" in Farmer Mac's consolidated statements of operations. Another factor contributing to the year-over-year increase in net interest income was an increase in the amount of cash basis interest income recognized on non-accrual Farm & Ranch loans. The 7 basis point year-over-year increase in net interest yield was primarily attributable to an increase in the fair value changes on financial derivatives and corresponding financial assets and liabilities in fair value hedge relationships included in net interest income in third quarter 2018 and an increase in the amount of cash basis interest income recognized on nonaccrual Farm & Ranch loans.
Net effective spread, a non-GAAP measure, was $39.1 million for third quarter 2018, compared to $36.2 million in second quarter 2018 and $36.0 million in third quarter 2017. In percentage terms, net effective spread was 0.93 percent for third quarter 2018, compared to 0.86 percent in second quarter 2018 and 0.91 percent in third quarter 2017. Farmer Mac uses net effective spread as an alternative measure to net interest income because management believes it is a useful metric that reflects the economics of the net spread between all the assets owned by Farmer Mac and all related funding, including any associated derivatives, some of which may not be included in net interest income.
The $2.9 million and 7 basis point sequential increase in net effective spread in dollars and percentage terms was primarily attributable to: (1) the absence of the Interest-Only Amortization in third quarter 2018 that occurred in second quarter 2018, which reduced net effective spread by $2.0 million and had a 5 basis point negative impact in second quarter; (2) an increase in the amount of cash basis interest income received from non-accrual Farm & Ranch loans, which increased net effective spread by $0.4 million and 1 basis point; and (3) a decrease in net yield adjustments on asset-backed securities in Farmer Mac's investment portfolio resulting from lower prepayments in third quarter 2018, which increased net effective spread by $0.3 million and 1 basis point.
The $3.1 million year-over-year increase in net effective spread in dollars was primarily attributable to: (1) growth in outstanding business volume, which increased net effective spread by approximately $2.3 million; and (2) a $0.8 million increase in the amount of cash basis interest income received from non-accrual Farm & Ranch loans. The 2 basis point year-over-year increase in net effective spread in percentage terms was primarily attributable to the increase in the amount of cash basis interest income received from non-accrual Farm & Ranch loans.
Credit
In the Farm & Ranch portfolio, 90-day delinquencies were $37.5 million (0.53 percent of the Farm & Ranch portfolio) as of September 30, 2018, compared to $43.1 million (0.61 percent of the Farm & Ranch portfolio) as of June 30, 2018 and $66.4 million (1.01 percent of the Farm & Ranch portfolio) as of September 30, 2017. Those 90-day delinquencies were comprised of 64 delinquent loans as of September 30, 2018, compared with 54 delinquent loans as of June 30, 2018 and 68 delinquent loans as of September 30, 2017. The sequential decrease in 90-day delinquencies is primarily attributable to: (1) lower than expected seasonal delinquencies associated with loans that have annual (January 1st) and semi-annual (January 1st and July

1st) payment terms, which account for most of the loans in the Farm & Ranch portfolio; and (2) $9.8 million in two crop loans to a single borrower that became current during third quarter 2018. Farmer Mac believes that it remains adequately collateralized on its delinquent loans. Farmer Mac expects that over time its 90-day delinquency rate will eventually revert closer to, and possibly exceed, Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy. Farmer Mac's average 90-day delinquency rate as a percentage of its Farm & Ranch portfolio over the last 15 years is approximately 1 percent. The highest 90-day delinquency rate observed during that period occurred in 2009 at approximately 2 percent, which coincided with increased delinquencies in loans within Farmer Mac's then-held ethanol loan portfolio that Farmer Mac no longer holds.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans held or underlying LTSPCs, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.19 percent of total business volume as of September 30, 2018, compared to 0.25 percent as of December 31, 2017 and 0.36 percent as of September 30, 2017.
Another indicator that Farmer Mac considers in analyzing the credit quality of its Farm & Ranch portfolio is the level of internally-rated "substandard" assets, both in dollars and as a percentage of the outstanding Farm & Ranch portfolio. Assets categorized as "substandard" have a well-defined weakness or weaknesses, and there is a distinct possibility that some loss will be sustained if deficiencies are not corrected. As of September 30, 2018, Farmer Mac's substandard assets were $216.0 million (3.1 percent of the Farm & Ranch portfolio), compared to $221.3 million (3.2 percent of the Farm & Ranch portfolio) as of December 31, 2017. Those substandard assets were comprised of 336 loans as of September 30, 2018 and 307 loans as of December 31, 2017. As of September 30, 2018, substandard asset volume includes several large exposures and represents a relatively diverse set of commodities. Farmer Mac's substandard asset volume decreased modestly from year-end 2017 in dollars as assets newly classified as substandard were slightly less than assets that were paid off, paid down, or upgraded in risk rating. As of September 30, 2018, the commodity composition of substandard assets was similar to past quarters. The improvement in substandard assets as compared to December 31, 2017 was primarily due to paydowns of loans and fewer loans migrating into the substandard asset category. Farmer Mac expects that over time its substandard asset rate will eventually revert closer to, and possibly exceed, Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy. Farmer Mac's average substandard assets as a percentage of its Farm & Ranch portfolio over the last 15 years is approximately 4 percent. The highest substandard asset rate observed during that period occurred in 2010 at approximately 8 percent, which coincided with an increase in substandard loans within Farmer Mac's then-held ethanol portfolio that Farmer Mac no longer holds. If

Farmer Mac's substandard asset rate continues to increase from current levels, it is likely that Farmer Mac's provision to the allowance for loan losses and the reserve for losses will also increase.
Although some credit losses are inherent to the business of agricultural lending, Farmer Mac believes that any losses associated with the current agricultural credit cycle will be moderated by the strength and diversity of its portfolio, which Farmer Mac believes is adequately collateralized.
Liquidity and Capital
Farmer Mac's core capital totaled $713.6 million as of September 30, 2018, exceeding the statutory minimum capital requirement by $173.8 million, or 32 percent, compared to $657.1 million as of December 31, 2017, which was $136.8 million, or 26 percent, above the statutory minimum capital requirement. The increase in capital in excess of the minimum capital level was due primarily to an increase in retained earnings.
As of September 30, 2018, Farmer Mac had total equity of $777.6 million, compared to $708.1 million as of December 31, 2017. The increase in total equity was a result of an increase in retained earnings and accumulated other comprehensive income. The increase in accumulated other comprehensive income was due to increases in fair value on certain floating-rate AgVantage securities.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 90 days of liquidity. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 215 days of liquidity during third quarter 2018 and had 212 days of liquidity as of September 30, 2018.
Use of Non-GAAP Measures
In the accompanying analysis of its financial information, Farmer Mac sometimes uses "non-GAAP measures," which are measures of financial performance that are not presented in accordance with generally accepted accounting principles in the United States (GAAP). Specifically, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.
Core Earnings and Core Earnings per Share

Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected. Among other items, these fair value fluctuations have included unrealized gains or losses on financial derivatives and hedging activities. Since the beginning of first quarter 2017, Farmer Mac has excluded the effects of realized gains or losses resulting from the exchange of variation margin on its cleared derivatives portfolio in its calculations of core earnings and core earnings per share to present them on a consistent basis with quarters prior to 2017. More information about the effects of realized gains or losses resulting from the exchange of variation margin on cleared derivatives is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Measures" in Farmer Mac's Quarterly Report on Form 10-Q for the period ended September 30, 2018 filed today with the U.S. Securities and Exchange Commission ("SEC").
Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. Accordingly, the one-time, non-cash charge to income tax expense due to the re-measurement of the net deferred tax asset was excluded from core earnings and core earnings per share. Farmer Mac re-measured its net deferred tax asset at a lower U.S. corporate tax rate due to the enactment of new tax legislation on December 22, 2017. This charge is excluded from core earnings and core earnings per share because it is not a frequently occurring transaction, is a non-cash charge, and is not indicative of future operating results. For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, see the "Reconciliations" section below.
Net Effective Spread
Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes: (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets; (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost"; and (3) beginning January 1, 2018, the fair value changes of financial derivatives and the corresponding assets or liabilities designated in a fair value hedge relationship. Farmer Mac excludes from net effective spread premiums and discounts on assets consolidated at fair value because they either do not reflect actual cash premiums paid for the assets at acquisition or are not expected to have an economic effect on Farmer Mac's financial performance if the assets are held to maturity, as is expected. Farmer Mac also excludes from net effective spread the interest income and interest expense associated with the consolidated trusts and the average balance of the loans underlying these trusts to reflect management's view that the net interest income Farmer Mac earns on the related Farmer Mac Guaranteed Securities owned by third parties is effectively a guarantee fee. Accordingly, the excluded interest income and interest expense associated with consolidated trusts is reclassified to guarantee and commitment fees for purposes of determining Farmer Mac's core earnings.
Effective in first quarter 2018, Farmer Mac adopted ASU 2017-12, "Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities." Prior to first quarter 2018, gains and losses on financial derivatives were included in "(Losses)/gains due to fair value changes" whether or not they were designated in hedge relationships. Beginning in first quarter 2018, gains and losses on financial derivatives in hedge relationships are included in either interest income or interest expense depending on the corresponding hedged financial asset or liability, respectively. Farmer Mac excludes from net effective spread those fair value changes of financial derivatives and the corresponding assets or liabilities designated in fair value hedge relationships because they are not expected to have an economic effect on Farmer Mac's financial performance if the financial derivatives and corresponding hedged items are held to maturity, as is expected.     Net effective spread also principally differs from net interest income and net interest yield because it includes the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge relationships ("undesignated financial derivatives"). Farmer Mac uses interest rate swaps to manage its interest rate risk exposure by synthetically modifying the interest rate reset or maturity characteristics of certain assets and liabilities.  The accrual of the contractual amounts due on interest rate swaps designated in hedge relationships is included as an adjustment to the yield or cost of the hedged item and is included in net interest income. For undesignated financial derivatives, Farmer Mac records the income or expense related to the accrual of the contractual amounts due in "Gains/(losses) on financial derivatives and hedging activities" on the consolidated statements of operations.  However, the accrual of the contractual amounts due for undesignated financial derivatives are included in Farmer Mac's calculation of net effective spread.
Net effective spread also includes the net effects of terminations or net settlements on financial derivatives and hedging activities. The inclusion of these items in net effective spread, along with the accrual of contractual amounts due for undesignated financial derivatives described above, is intended to reflect management's view of the complete net spread between an asset and all of its related funding, including any associated derivatives, whether or not they are in a hedge relationship. More information about the specific components that relate to the net effects of terminations or net settlements on financial derivatives and hedging activities is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" in Farmer Mac's Quarterly Report on Form 10‑Q for the period ended September 30, 2018 filed today with the SEC.
For a reconciliation of net interest income and net interest yield to net effective spread, see the "Reconciliations" section below.
Forward-Looking Statements
Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements in this release, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural or rural utilities industries;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the effect of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	the effect of any changes in Farmer Mac's executive leadership;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets;

•	the degree to which Farmer Mac is exposed to basis risk, which results from fluctuations in Farmer Mac's borrowing costs relative to market indexes such as LIBOR; and

•	volatility in commodity prices relative to costs of production, changes in U.S. trade policies, and/or fluctuations in export demand for U.S. agricultural products.

Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 8, 2018. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC. The information contained in this release is not necessarily indicative of future results.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's third quarter 2018 financial results will be held beginning at 11:00 a.m. eastern time on Thursday, November 8, 2018 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/
Presentation materials to be referenced during the call will be posted on the webpage that can be accessed by clicking on the link noted above. When dialing in to the call, please ask for the "Farmer Mac Earnings Conference Call." The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.
More complete information about Farmer Mac's performance for third quarter 2018 is set forth in Farmer Mac's Quarterly Report on Form 10-Q for the period ended September 30, 2018 filed today with the SEC.
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and works to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s largest secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac's customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than thirty years, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer

Mac (including the Quarterly Report on Form 10-Q and the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

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FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	June 30, 2018	December 31, 2017
	(in thousands)
Assets:
Cash and cash equivalents	$436,152	$302,022
Investment securities:
Available-for-sale, at fair value	2,224,002	2,215,405
Held-to-maturity, at amortized cost	45,032	45,032
Total Investment Securities	2,269,034	2,260,437
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	5,957,304	5,471,914
Held-to-maturity, at amortized cost	2,067,307	2,126,274
Total Farmer Mac Guaranteed Securities	8,024,611	7,598,188
USDA Securities:
Trading, at fair value	10,237	13,515
Held-to-maturity, at amortized cost	2,143,874	2,117,850
Total USDA Securities	2,154,111	2,131,365
Loans:
Loans held for investment, at amortized cost	3,884,636	3,873,755
Loans held for investment in consolidated trusts, at amortized cost	1,483,135	1,399,827
Allowance for loan losses	(6,871)	(6,796)
Total loans, net of allowance	5,360,900	5,266,786
Real estate owned, at lower of cost or fair value	128	139
Financial derivatives, at fair value	8,007	7,093
Interest receivable (includes $12,446 and $17,373, respectively, related to consolidated trusts)	135,677	155,278
Guarantee and commitment fees receivable	40,178	39,895
Deferred tax asset, net	—	2,048
Prepaid expenses and other assets	45,236	29,023
Total Assets	$18,474,034	$17,792,274

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$7,378,927	$8,089,826
Due after one year	8,419,424	7,432,790
Total notes payable	15,798,351	15,522,616
Debt securities of consolidated trusts held by third parties	1,486,733	1,404,945
Financial derivatives, at fair value	17,841	26,599
Accrued interest payable (includes $10,507 and $14,631, respectively, related to consolidated trusts)	87,435	75,402
Guarantee and commitment obligation	38,597	38,400
Accounts payable and accrued expenses	260,753	14,096
Deferred tax liability, net	4,586	—
Reserve for losses	2,147	2,070
Total Liabilities	17,696,443	17,084,128
Commitments and Contingencies (Note 6)
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,137,500 shares and 9,087,670 shares outstanding, respectively	9,138	9,088
Additional paid-in capital	118,183	118,979
Accumulated other comprehensive income, net of tax	64,001	51,085
Retained earnings	379,979	322,704
Total Equity	777,591	708,146
Total Liabilities and Equity	18,474,034	17,792,274

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$15,123	$9,223	$38,681	$24,834
Farmer Mac Guaranteed Securities and USDA Securities	76,870	54,350	213,479	146,978
Loans	50,622	40,924	145,671	117,349
Total interest income	142,615	104,497	397,831	289,161
Total interest expense	97,557	64,935	265,611	172,797
Net interest income	45,058	39,562	132,220	116,364
Provision for loan losses	(99)	(270)	(92)	(1,234)
Net interest income after provision for loan losses	44,959	39,292	132,128	115,130
Non-interest income:
Guarantee and commitment fees	3,490	3,314	10,470	10,630
Gains/(losses) on financial derivatives and hedging activities	628	661	(688)	2,530
(Losses)/gains on trading securities	(3)	—	24	(84)
Gains on sale of available-for-sale investment securities	—	89	—	89
(Losses)/gains on sale of real estate owned	(41)	32	(7)	784
Other income	365	203	1,259	890
Non-interest income	4,439	4,299	11,058	14,839
Non-interest expense:
Compensation and employee benefits	6,777	5,987	20,367	18,986
General and administrative	4,350	3,890	13,878	11,611
Regulatory fees	625	625	1,875	1,875
Real estate owned operating costs, net	—	—	16	23
(Release of)/provision for losses	(102)	114	77	60
Non-interest expense	11,650	10,616	36,213	32,555
Income before income taxes	37,748	32,975	106,973	97,414
Income tax expense	7,979	11,193	21,749	33,103
Net income	29,769	21,782	85,224	64,311
Less: Net loss attributable to non-controlling interest	—	—	—	165
Net income attributable to Farmer Mac	29,769	21,782	85,224	64,476
Preferred stock dividends	(3,295)	(3,295)	(9,886)	(9,886)
Net income attributable to common stockholders	$26,474	$18,487	$75,338	$54,590

Earnings per common share and dividends:
Basic earnings per common share	$2.48	$1.74	$7.07	$5.16
Diluted earnings per common share	$2.46	$1.71	$7.01	$5.06
Common stock dividends per common share	$0.58	$0.36	$1.74	$1.08

Reconciliations
Reconciliations of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with information about the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$26,474	$26,340	$18,487
Less reconciling items:
Gains on undesignated financial derivatives due to fair value changes	3,625	6,709	995
Gains on hedging activities due to fair value changes	1,051	1,687	1,742
Unrealized (losses)/gains on trading securities	(3)	11	—
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(38)	196	(954)
Net effects of terminations or net settlements on financial derivatives and hedging activities(1)	546	232	862
Income tax effect related to reconciling items	(1,088)	(1,855)	(926)
Sub-total	4,093	6,980	1,719
Core earnings	$22,381	$19,360	$16,768

Composition of Core Earnings:
Revenues:
Net effective spread(2)	$39,077	$36,162	$35,976
Guarantee and commitment fees(3)	5,170	5,171	4,935
Other(4)	110	111	274
Total revenues	44,357	41,444	41,185

Credit related expense/(income)(GAAP):
(Release of)/provision for losses	(3)	582	384
Losses/(gains) on sale of REO	41	(34)	(32)
Total credit related expense	38	548	352

Operating expenses (GAAP):
Compensation and employee benefits	6,777	6,936	5,987
General and administrative	4,350	5,202	3,890
Regulatory fees	625	625	625
Total operating expenses	11,752	12,763	10,502

Net earnings	32,567	28,133	30,331
Income tax expense(5)	6,891	5,477	10,268
Preferred stock dividends (GAAP)	3,295	3,296	3,295
Core earnings	$22,381	$19,360	$16,768

Core earnings per share:
Basic	$2.10	$1.82	$1.58
Diluted	2.08	1.80	1.55

(1)
Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread, which is a component of core earnings, to also include the net effects of terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised methodology. For more information, see "Use of Non-GAAP Measures—Net Effective Spread" above.

(2)
Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures—Net Effective Spread" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.

(3)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(4)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives and hedging activities, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.

(5)	Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Nine Months Ended
	September 30, 2018	September 30, 2017
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$75,338	$54,590
Less reconciling items:
Gains on undesignated financial derivatives due to fair value changes	8,055	10,479
Gains/(losses) on hedging activities due to fair value changes	5,302	(716)
Unrealized gains/(losses) on trading securities	24	(84)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(528)	(1,198)
Net effects of terminations or net settlements on financial derivatives and hedging activities(1)	2,020	2,042
Income tax effect related to reconciling items	(3,123)	(3,683)
Sub-total	11,750	6,840
Core earnings	$63,588	$47,750

Composition of Core Earnings:
Revenues:
Net effective spread(2)	$112,340	$103,836
Guarantee and commitment fees(3)	15,424	15,193
Other(4)	649	866
Total revenues	128,413	119,895

Credit related expense (GAAP):
Provision for losses	169	1,294
REO operating expenses	16	23
Losses/(gains) on sale of REO	7	(784)
Total credit related expense	192	533

Operating expenses (GAAP):
Compensation and employee benefits	20,367	18,986
General and administrative	13,878	11,611
Regulatory fees	1,875	1,875
Total operating expenses	36,120	32,472

Net earnings	92,101	86,890
Income tax expense(5)	18,627	29,419
Net loss attributable to non-controlling interest (GAAP)	—	(165)
Preferred stock dividends (GAAP)	9,886	9,886
Core earnings	$63,588	$47,750

Core earnings per share:
Basic	$5.97	$4.51
Diluted	5.92	4.42

(1)
Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread, which is a component of core earnings, to also include the net effects of terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised methodology. For more information, see "Use of Non-GAAP Measures—Net Effective Spread" above.

(2)
Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures—Net Effective Spread" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.

(3)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(4)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives and hedging activities, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.

(5)	Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended			For the Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	(in thousands, except per share amounts)
GAAP - Basic EPS	$2.48	$2.47	$1.74	$7.07	$5.16
Less reconciling items:
Gains on undesignated financial derivatives due to fair value changes	0.34	0.63	0.09	0.76	0.99
Gains/(losses) on hedging activities due to fair value changes	0.10	0.16	0.17	0.50	(0.07)
Unrealized gains/(losses) on trading securities	—	—	—	—	(0.01)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	—	0.02	(0.09)	(0.05)	(0.11)
Net effects of terminations or net settlements on financial derivatives and hedging activities	0.05	0.02	0.08	0.19	0.20
Income tax effect related to reconciling items	(0.11)	(0.18)	(0.09)	(0.30)	(0.35)
Sub-total	0.38	0.65	0.16	1.10	0.65
Core Earnings - Basic EPS	$2.10	$1.82	$1.58	$5.97	$4.51

Shares used in per share calculation (GAAP and Core Earnings)	10,668	10,658	10,605	10,650	10,586

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended			For the Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$2.46	$2.45	$1.71	$7.01	$5.06
Less reconciling items:
Gains on undesignated financial derivatives due to fair value changes	0.33	0.62	0.09	0.75	0.97
Gains/(losses) on hedging activities due to fair value changes	0.10	0.16	0.17	0.49	(0.06)
Unrealized gains/(losses) on trading securities	—	—	—	—	(0.01)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	—	0.02	(0.09)	(0.05)	(0.11)
Net effects of terminations or net settlements on financial derivatives and hedging activities	0.05	0.02	0.08	0.19	0.19
Income tax effect related to reconciling items	(0.10)	(0.17)	(0.09)	(0.29)	(0.34)
Sub-total	0.38	0.65	0.16	1.09	0.64
Core Earnings - Diluted EPS	$2.08	$1.80	$1.55	$5.92	$4.42

Shares used in per share calculation (GAAP and Core Earnings)	10,744	10,742	10,815	10,743	10,794

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended						For the Nine Months Ended
	September 30, 2018		June 30, 2018		September 30, 2017		September 30, 2018		September 30, 2017
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$45,058	0.99%	$43,933	0.96%	$39,562	0.92%	$132,220	0.98%	$116,364	0.94%
Net effects of consolidated trusts	(1,681)	0.05%	(1,690)	0.04%	(1,621)	0.04%	(4,953)	0.04%	(4,563)	0.04%
Expense related to undesignated financial derivatives	(3,223)	(0.08)%	(3,998)	(0.09)%	(2,675)	(0.07)%	(9,523)	(0.08)%	(8,317)	(0.07)%
Amortization of premiums/discounts on assets consolidated at fair value	49	—%	(188)	(0.01)%	961	0.03%	555	0.01%	1,219	0.01%
Amortization of losses due to terminations or net settlements on financial derivatives and hedging activities	(75)	—%	(33)	—%	(251)	(0.01)%	(207)	—%	(867)	(0.01)%
Fair value changes on fair value hedge relationships	(1,051)	(0.03)%	(1,862)	(0.04)%	—	—%	(5,752)	(0.05)%	—	—%
Net effective spread	$39,077	0.93%	$36,162	0.86%	$35,976	0.91%	$112,340	0.90%	$103,836	0.91%

The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended September 30, 2018:

Core Earnings by Business Segment
For the Three Months Ended September 30, 2018
	Farm & Ranch	USDA Guarantees	Rural Utilities	Institutional Credit	Corporate	Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$16,425	$5,304	$3,081	$17,600	$2,648	$—		$45,058
Less: reconciling adjustments(1)(2)(3)	(2,538)	(677)	(204)	(1,958)	(604)	5,981		—
Net effective spread	13,887	4,627	2,877	15,642	2,044	5,981		—
Guarantee and commitment fees(2)	4,489	214	376	91	—	(1,680)		3,490
Other income/(expense)(3)	294	5	15	—	(245)	880		949
Non-interest income/(loss)	4,783	219	391	91	(245)	(800)		4,439

Provision for loan losses	(99)	—	—	—	—	—		(99)

Release of reserve for losses	102	—	—	—	—	—		102
Other non-interest expense	(4,456)	(1,288)	(732)	(1,844)	(3,432)	—		(11,752)
Non-interest expense(4)	(4,354)	(1,288)	(732)	(1,844)	(3,432)	—		(11,650)
Core earnings before income taxes	14,217	3,558	2,536	13,889	(1,633)	5,181	(5)	37,748
Income tax (expense)/benefit	(2,986)	(747)	(533)	(2,917)	292	(1,088)		(7,979)
Core earnings before preferred stock dividends and attribution of income to non-controlling interest	11,231	2,811	2,003	10,972	(1,341)	4,093	(5)	29,769
Preferred stock dividends	—	—	—	—	(3,295)	—		(3,295)
Segment core earnings/(losses)	$11,231	$2,811	$2,003	$10,972	$(4,636)	$4,093	(5)	$26,474

Total assets at carrying value	$4,438,128	$2,212,515	$956,204	$8,103,181	$2,764,006	$—		$18,474,034
Total on- and off-balance sheet program assets at principal balance	$7,072,018	$2,471,251	$1,632,037	$8,365,280	$—	$—		$19,540,586

(1)	Excludes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.

(2)
Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.

(3)
Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "(Losses)/gains on financial derivatives and hedging activities" on the consolidated financial statements, to determine the effective funding cost for each operating segment.

(4)	Includes directly attributable costs and an allocation of indirectly attributable costs based on employee headcount.

(5)
Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends and attribution of income to non-controlling interest reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information
The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of September 30, 2018	As of December 31, 2017
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$2,937,484	$2,798,906
Loans held in trusts:
Beneficial interests owned by third party investors	1,483,135	1,399,827
USDA Guarantees:
USDA Securities	2,096,700	2,068,017
Farmer Mac Guaranteed USDA Securities	27,861	29,980
Rural Utilities:
Loans	962,702	1,076,291
Institutional Credit:
AgVantage securities	8,053,724	7,593,322
Total on-balance sheet	$15,561,606	$14,966,343
Off-balance sheet:
Farm & Ranch:
LTSPCs	$2,363,805	$2,335,342
Guaranteed Securities	287,594	333,511
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	346,690	254,217
Rural Utilities:
LTSPCs(1)	669,335	806,342
Institutional Credit:
AgVantage securities	11,556	11,556
Revolving floating rate AgVantage facility(2)	300,000	300,000
Total off-balance sheet	$3,978,980	$4,040,968
Total	$19,540,586	$19,007,311

(1)	Includes $20.0 million related to one-year loan purchase commitments on which Farmer Mac receives a nominal unused commitment fee as of both September 30, 2018 and December 31, 2017.

(2)
During the first nine months of 2018, $100.0 million of this facility was drawn and subsequently repaid. During 2017, $100.0 million of this facility was drawn and subsequently repaid. Farmer Mac receives a fixed fee based on the full dollar amount of the facility. If the counterparty draws on the facility, the amounts drawn will be in the form of AgVantage securities, and Farmer Mac will earn interest income on those securities.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread(1)
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
September 30, 2018(2)	$13,887	1.91%	$4,627	0.86%	$2,877	1.18%	$15,642	0.78%	$2,044	0.30%	$39,077	0.93%
June 30, 2018	13,347	1.86%	4,398	0.83%	2,923	1.15%	15,220	0.76%	274	0.04%	36,162	0.86%
March 31, 2018	12,540	1.80%	4,400	0.82%	2,950	1.12%	14,824	0.78%	2,387	0.36%	37,101	0.91%
December 31, 2017	12,396	1.80%	4,979	0.93%	3,057	1.14%	14,800	0.78%	2,235	0.35%	37,467	0.93%
September 30, 2017(2)	11,303	1.73%	4,728	0.90%	2,765	1.07%	14,455	0.78%	2,725	0.41%	35,976	0.91%
June 30, 2017	11,158	1.77%	4,551	0.87%	2,669	1.06%	14,467	0.81%	2,489	0.36%	35,334	0.91%
March 31, 2017	10,511	1.77%	4,561	0.89%	2,568	1.04%	12,615	0.82%	2,271	0.32%	32,526	0.90%
December 31, 2016	10,131	1.75%	5,152	1.04%	2,530	1.02%	11,636	0.78%	1,999	0.26%	31,448	0.88%
September 30, 2016	10,476	1.86%	4,994	1.03%	2,541	1.01%	11,431	0.75%	2,239	0.24%	31,681	0.85%

(1)
Net effective spread is a non-GAAP measure. Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread to also include the net effects of terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised net effective spread methodology. See "Use of Non-GAAP Measures—Net Effective Spread" above for more information about net effective spread.

(2)	See above for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business for three months ended September 30, 2018 and 2017.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	September 2018	June 2018	March 2018	December 2017	September 2017	June 2017	March 2017	December 2016	September 2016

Revenues:
Net effective spread	$39,077	$36,162	$37,101	$37,467	$35,976	$35,334	$32,526	$31,448	$31,681
Guarantee and commitment fees	5,170	5,171	5,083	5,157	4,935	4,942	5,316	5,158	4,533
Other	110	111	428	69	274	107	485	545	713
Total revenues	44,357	41,444	42,612	42,693	41,185	40,383	38,327	37,151	36,927

Credit related expense/(income):
(Release of)/provision for losses	(3)	582	(410)	464	384	466	444	512	(31)
REO operating expenses	—	—	16	—	—	23	—	—	—
Losses/(gains) on sale of REO	41	(34)	—	(964)	(32)	(757)	5	—	(15)
Total credit related expense/(income)	38	548	(394)	(500)	352	(268)	449	512	(46)

Operating expenses:
Compensation and employee benefits	6,777	6,936	6,654	5,247	5,987	6,682	6,317	5,949	5,438
General and administrative	4,350	5,202	4,326	4,348	3,890	3,921	3,800	4,352	3,474
Regulatory fees	625	625	625	625	625	625	625	625	613
Total operating expenses	11,752	12,763	11,605	10,220	10,502	11,228	10,742	10,926	9,525

Net earnings	32,567	28,133	31,401	32,973	30,331	29,423	27,136	25,713	27,448
Income tax expense	6,891	5,477	6,259	11,796	10,268	10,307	8,844	9,189	9,577
Net (loss)/income attributable to non-controlling interest(1)	—	—	—	—	—	(150)	(15)	28	(18)
Preferred stock dividends	3,295	3,296	3,295	3,296	3,295	3,296	3,295	3,296	3,295
Core earnings	$22,381	$19,360	$21,847	$17,881	$16,768	$15,970	$15,012	$13,200	$14,594

Reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	3,625	6,709	(2,279)	(261)	995	801	8,683	17,906	734
Gains/(losses) on hedging activities due to fair value changes	1,051	1,687	2,564	(3)	1,742	1,420	(3,878)	(673)	726
Unrealized (losses)/gains on trading assets	(3)	11	16	60	—	(2)	(82)	(474)	1,182
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(38)	196	(686)	(129)	(954)	(117)	(127)	(40)	(157)
Net effects of terminations or net settlements on financial derivatives and hedging activities	546	232	1,242	632	862	232	948	2,150	238
Re-measurement of net deferred tax asset due to enactment of new tax legislation	—	—	—	(1,365)	—	—	—	—	—
Income tax effect related to reconciling items	(1,088)	(1,855)	(180)	(105)	(926)	(816)	(1,941)	(6,604)	(953)
Net income attributable to common stockholders	$26,474	$26,340	$22,524	$16,710	$18,487	$17,488	$18,615	$25,465	$16,364

(1)	As of May 1, 2017, Farmer Mac transferred its entire 65% ownership interest in Contour Valuation Services, LLC (also known as AgVisory) back to the limited liability company.